Exhibit 99.1

VERSES® Announces Closing of

US$7.9 Million (C$11.0 Million)

Public Offering

Vancouver, BC – 28 April 2025 – (GLOBE NEWSWIRE) – VERSES AI Inc. (CBOE:VERS) (OTCQB:VRSSF) (“VERSES’’ or the “Company”) a cognitive computing company specializing in next-generation intelligent software systems is pleased to announce that the Company has closed its previously announced public offering of units of the Company (the “Offering”). Pursuant to the Offering, the Company raised gross proceeds of approximately US$7.9 million (C$11.0 million) by issuing 2,750,000 units of the Company (the “Units”) at a price of US$2.88 (C$4.00) per Unit.

Each Unit is comprised of one Class A Subordinate Voting Share of the Company (a “Share”) and one-half of one Share purchase warrant (each whole Share purchase warrant, a “Warrant”). Each Warrant entitles the holder to purchase one Share of the Company (a “Warrant Share”) at an exercise price of US$3.60 (C$5.00) per Warrant Share at any time until the date that is 36-month from the date of issuance, subject to adjustment in certain events. The Offering was completed pursuant to an agency agreement dated April 23, 2025 between the Company, A.G.P. Canada Investments ULC, Clear Street LLC and A.G.P./Alliance Global Partners.

The net proceeds of the Offering will strengthen the Company’s financial position and provide liquidity to finance continuing operations, including, in particular, the Company’s expenses incurred, and expected to be incurred, in connection with the Company’s research and development objectives, and for working capital and general corporate purposes. A.G.P. Canada Investments ULC acted as lead agent for the Offering., while Clear Street LLC acted as lead U.S. agent in the Offering, and A.G.P./Alliance Global Partners acted as U.S. agent in the Offering.

In connection with the Offering, the Company agreed to pay the agents up to a cash commission equal to 7% of the gross proceeds of the Offering and agreed to issue to the agents up to such number of compensation warrants as is equal to an aggregate of 3.5% of the number of Units sold pursuant to the Offering (the “Compensation Warrants”). Each Compensation Warrant is exercisable into a Share at an exercise price of US$2.88 (C$4.00) per Share until the date that is 36 months after the date of issuance. The cash commission and the number of Compensation Warrants was reduced to 2.0% in respect to the portion of aggregate gross proceeds of the Offering attributable to subscribers identified by the Company.

The Offering was completed in Canada pursuant to a prospectus supplement dated April 25, 2025 (the “Supplement”) to the Company’s base shelf prospectus receipted on September 26, 2024 (the “Base Shelf Prospectus”). The Supplement was filed with the securities commissions in all of the provinces and territories of Canada, except Quebec, and with the U.S. Securities and Exchange Commission (the “SEC”) in the United States. Copies of the Supplement and the Base Shelf Prospectus can be obtained on SEDAR+ at www.sedarplus.ca. The Offering was conducted in the United States pursuant to a U.S. registration statement on Form F-10, declared effective by SEC on October 1, 2024 (File No. 333-282301) (the “Registration Statement”), which includes the Base Shelf Prospectus. The Registration Statement, including the Base Shelf Prospectus, as well as the Supplement are available in the United States on EDGAR at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction.

References to “US$” are to United States dollars and references to or “C$” are to Canadian dollars. On April 23, 2025, the noon buying rate as reported by the Bank of Canada for the conversion of one Canadian dollar into United States dollars was C$1.00 equals US$0.7209. The Shares are currently trading in Canada on the Cboe Canada exchange under the symbol “VERS” and in the United States on the OTCQB under the symbol “VRSSF”.

About VERSES

VERSES is a cognitive computing company building next-generation intelligent software systems modeled after the wisdom and genius of Nature. Designed around first principles found in science, physics and biology, our flagship product, Genius,™ is a suite of tools for machine learning practitioners to model complex dynamic systems and generate autonomous intelligent agents that continuously reason, plan, and learn. Imagine a Smarter World that elevates human potential through technology inspired by Nature. Learn more at verses.ai, LinkedIn, and X.

On behalf of the Company

Gabriel René, Founder & CEO, VERSES AI Inc.

Press Inquiries: press@verses.ai

Investor Relations Inquiries

James Christodoulou, Chief Financial Officer, Verses AI Inc.

IR@Verses.ai

(212) 970-8889

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking information” under applicable securities laws. All information that addresses activities or developments that we expect to occur in the future is forward-looking information. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. In this news release, such forward-looking statements include, but are not limited to, statements regarding the anticipated use of proceeds from the Offering. However, they should not be regarded as a representation that any of the plans will be achieved. Actual results may differ materially from those set forth in this news release due to known and unknown risks and uncertainties affecting the Company, including the risks detailed in the Supplement, the accompanying Base Prospectus and the documents incorporated by reference therein. Any forward-looking information speaks only as of the date on which it is made and, except as may be required by applicable securities laws, the Company disclaims any intent or obligation to update or revise such forward-looking information, whether as a result of new information, future events or results or otherwise. Investors are cautioned not to rely on these forward-looking statements and are encouraged to read the Supplement, the accompanying Base Prospectus and the documents incorporated by reference therein.

The CBOE has not approved or disapproved the contents of this news release and is not responsible for the adequacy and accuracy of the contents herein.

-3-